Exhibit 99.1
Contact Info:
Jan Norelid, 866-4-CELSIUS, jnorelid@celsius.com

CELSIUS HOLDINGS REPORTS INCREASED REVENUE,
2ND QUARTER REVENUE INCREASED 166%

Delray Beach, FL—August 11, 2008—Celsius Holdings, Inc. (OTC BB: CSUH.OB) reported net sales today for the three month period ending June 30, 2008 of $1.0 million—a substantial increase as compared to $376,000 for the three month period ending June 30, 2007. The company also reported a net loss of $916,000 (or $0.01 per basic and diluted share) for the three months ending June 30, 2007. This compares with net loss of $726,000 (or $0.01 per basic and diluted share) for the three months ending June 30, 2007.

Mr. Stephen C. Haley, Chairman and CEO of Celsius Holdings, Inc., commented, “We are pleased with the increase in net sales, which mainly resulted from a large international export order. We did see US growth from additional points of distribution as well as increased reorders from our established retailers.

“Operationally,” Mr. Haley continued, “we focused on increasing our shelf presence within some key retail partners, and we were able to gain additional important retailers in our target areas. We increased our footprint in several Walgreens’ districts and added a few Florida divisions of CVS in the drug channel. We added key grocers, including HEB in Texas as well as Bloom in North Carolina.  As we gained enough account distribution in focus geographies, we were able to begin local marketing efforts through media such as radio.”

Mr. Haley continued by stating: “Gross Margins were impacted in several ways compared to the first quarter this year. Our cost of raw materials and the high percentage of international revenue forced margins lower. This was offset to a lesser extent by a higher mix of cans versus bottles. Predicting international revenue is still difficult as we are not in total control of each country’s regulatory approval timeline. Where we launch in an international region with localized packaging, the orders will be sizable and can have material impact on top line revenue as well as margins.”

The company's quarterly conference call is scheduled for 4:30 p.m. EDT, Thursday, August 14, 2008. The call may be accessed through live webcast links on the company's Internet home page, http://www.celsius.com. The webcast will be archived and available on the company's website for one month following the call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great-tasting calorie burner backed by science through its wholly owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing a healthier, daily refreshment through science and innovation.  Information about Celsius Holdings, Inc. is available on our website. More information about Celsius, the original, great-tasting calorie burner, is available at http://www.celsius.com.

Forward-looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
ASSETS	2008	2007
	(unaudited)
Current assets	$1,031,000	$1,158,093
Long-term note receivable	1,000,000	1,250,000
Other long-term assets	166,829	125,037
Total Assets	$2,197,829	$2,533,130

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities	$2,487,346	$2,808,732
Convertible note payable, net of debt discount	1,298,242	1,314,914
Other liabilities	30,747	14,236
Total Liabilities	3,816,335	4,137,882

Stockholders’ Deficit:	(1,618,506)	(1,604,752)
Total Liabilities and Stockholders’ Deficit	2,197,829	$2,533,130

Condensed Consolidated Statements of Operations
	Three-month Period Ending June 30,
	2008	2007
	(Unaudited)	(Unaudited)

Net sales	$1,000,109	$375,668
Cost of sales	631,321	301,661
Gross profit	368,788	74,007

Selling and marketing expenses	705,135	372,915
General and administrative expenses	423,492	377,755
Loss from operations	(759,839)	(676,663)

Interest expense, net	156,580	49,621
Net loss	$(916,419)	$(726,284)

Weighted average shares outstanding -
basic and diluted	123,126,449	101,377,081
Loss per share - basic and diluted	$(0.01)	$(0.01)

Condensed Consolidated Statements of Operations
	Six-month Period Ending June 30,
	2008	2007
	(Unaudited)	(Unaudited)

Net sales	$1,533,491	$617,058
Cost of sales	930,216	476,739
Gross profit	603,275	140,319

Selling and marketing expenses	1,553,351	717,599
General and administrative expenses	888,397	687,407
Contract termination expense	-	500,000
Loss from operations	(1,838,473)	(1,764,687)

Interest expense, net	259,790	80,526
Net loss	$(2,098,263)	$(1,845,213)

Weighted average shares outstanding -
basic and diluted	115,691,540	96,509,146
Loss per share - basic and diluted	$(0.02)	$(0.02)

Source: Celsius Holdings, Inc.